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                         INDEPENDENT AUDITORS' CONSENT


    We consent to the use in Post-Effective Amendment No. 5 to Registration Statement No. 333-68779 for Morgan Stanley Dean Witter Spectrum Technical L.P. (formerly Dean Witter Spectrum Technical L.P.) ("Spectrum Technical") on Form S-1 of our report dated February 7, 2000, relating to the statements of financial condition of Spectrum Technical at December 31, 1999 and 1998 and the related statements of operations, changes in partners' capital and cash flows for each of the three years in the period ended December 31, 1999 appearing in the Prospectus which is a part of such Registration Statement.


    We consent to the use in Pre-Effective Amendment No. 3 to Registration Statement No. 333-90487 for Morgan Stanley Dean Witter Spectrum Strategic L.P. (formerly Dean Witter Spectrum Strategic L.P.) Pre-Effective Amendment No. 3 to Registration Statement No. 333-90475 for Morgan Stanley Dean Witter Spectrum Global Balanced L.P. (formerly Dean Witter Spectrum Global Balanced L.P.) and Pre-Effective Amendment No. 3 to Registration Statement No. 333-90467 for Morgan Stanley Dean Witter Spectrum Select L.P. (formerly Dean Witter Spectrum Select L.P.) (collectively the "Partnerships") of our report dated February 7, 2000 relating to the statements of financial condition of such Partnerships at December 31, 1999 and 1998 and the related statements of operations, changes in partners' capital and cash flows for each of the three years in the period ended December 31, 1999 appearing in the Prospectus which is a part of the aforementioned Registration Statements.

    We also consent to the use of our report dated January 21, 2000 relating to the statements of financial condition of Demeter Management Corporation at November 30, 1999 and 1998 appearing in the Prospectus and to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

New York, New York
February 18, 2000